Exhibit 99.1

Motive Achieves Customer Wins, Product Successes,

Expansion of Indirect Sales Channel in First Half of 2006

June 30 Cash Balance is $44.6 million

AUSTIN, Texas, Aug. 8, 2006 - Motive, Inc., a leading provider of broadband management software, today announced that in the first half of 2006 it continued to enhance its position with communications service providers as demonstrated by customer wins, product successes and expansion of its indirect sales channel. While these successes support Motive’s business strategy, investments in the company’s new business model, channel strategy and development of intellectual property will continue to impact financial results.

As of June 30, 2006, Motive remains debt free with a cash balance of $44.6 million. Additionally, the company will take a non-cash charge of approximately $64 million in the year ended December 31, 2005, associated with Motive’s annual impairment analysis of goodwill and intangibles.

“With so many changes to the business, we are pleased with the progress we have made this year,” said Alfred Mockett, chairman and chief executive officer. “Notwithstanding the dedicated effort being put into our ongoing restatement process, we have remained sharply focused on operations and delivering value to customers.”

“With proven products, sales execution and professional services, we continued to grow our base among traditional wire line customers, as well as providers of next-generation IP-based services.”

Mr. Mockett said a key to Motive’s accomplishments during 2006 has been its Home Device Manager (HDM) product, a joint development with Alcatel. HDM enables providers of Broadband 2.0 services such as IPTV, VoIP and advanced home networking to remotely activate, support and upgrade customer premises equipment (CPE) in consumer homes, thus streamlining the delivery and ongoing management of triple play services.

In the first half of the year, six customers in North America and Europe licensed HDM, including three new customers, and two of the world’s top ten broadband service providers. In addition, the company continues to be involved in a growing number of device management pilot and proof-of-concept projects, verifying the strength of Motive’s solution in fulfilling demand for next-generation broadband management solutions.

Motive also continued to strengthen its position with service providers in cable, DSL and satellite through sales of its core products for high-speed data. In the first half of the year, the company added four new customers and extended product usage for two existing customers.

Motive continues to utilize indirect sales channels to expand its customer base among tier-two and tier-three service providers in Western Europe and emerging geographies such as Eastern Europe, Asia-Pacific and South America.

Notwithstanding the company’s investments in its new business model, channel strategy and the development of intellectual property, Mr. Mockett said Motive will continue to aggressively manage expenses.

“The company continues to be too dependent on ‘lumpy’ cash flow derived from large transactions, making quarterly cash-flow performance highly variable,” he added. “Such large transaction receipts, anticipated in the third quarter, should bring the company closer to a cash neutral position for the quarter.”

“I am confident about Motive’s future,” said Mr. Mockett. “We have clearly identified our strategy and have the people to meet our objectives. We have a strong board and management team, including the appointments of a new chief operating officer, chief financial officer and general counsel, also announced today.”

About Motive, Inc.

Motive, Inc. (OTC: MOTV) has pioneered a unique approach to designing management services into Internet-era networks, systems and applications. Motive’s software makes complex products and services self-managing, reducing overhead costs and optimizing customers’ return on investment. Companies worldwide have relied on Motive’s software to provide a range of problem remediation and configuration management tasks for more than 45 million endpoints. Founded in 1997, Motive is headquartered in Austin, Texas, and has offices in Europe and Asia. For more information, visit www.motive.com.

This press release contains certain forward looking statements within the meaning of the federal securities laws which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Factors and risks include, but are not limited to, our ability to timely complete the restatement of our financial results, the fact that our historical results are not finalized and are subject to change, anticipated customer demand for our products and services and collection of receipts thereupon, our dependency on a small number of relatively large orders, our ability to attract and retain customers, our strategic alliance and distribution arrangements, the adequacy of liquidity and capital resources, our ability to control expenses, the rapid pace of technological change and the strength of competitive offerings. Numerous other important factors, risks and uncertainties affect our operating results, including without limitations, those discussed in our filings with the Securities Exchange Commissions and which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this release, and we assume no obligation to update any information contained in this press release.

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Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Press Contact:

Cybele	Diamandopoulos
Motive,	Inc.
512-506-4272

cdiamand@motive.com